Carla Baca
Associate Vice President, Investor Relations
P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES MEDICAL LEAVE OF EXECUTIVE CHAIRMAN AND ELECTION OF NEW CHAIRMAN

NASHVILLE, Tennessee, September 11, 2019 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that David Emery, Executive Chairman, has taken medical leave. Mr. Emery had been receiving treatment for pancreatic cancer and has chosen to relinquish his role as Chairman. He will remain a board member while on medical leave. In recognition of his founding of Healthcare Realty and meritorious leadership since its inception, the board of directors has bestowed on Mr. Emery the title of Chairman Emeritus.
Mr. Emery led the team that founded Healthcare Realty in 1992 and oversaw its initial public offering on the New York Stock Exchange in 1993, raising $117 million to fund an initial portfolio of 21 properties. As Chairman and CEO, Mr. Emery guided the Company’s steady growth from a net leased portfolio to a well-differentiated, fully-integrated operating company with 282 employees that acquires, develops, owns and operates premium medical office buildings. The Company now owns 200 properties valued at over $5.7 billion.
Todd Meredith, President and CEO, expressed, “On behalf of my colleagues at Healthcare Realty, we are grateful for David’s vision and leadership. We are fortunate to know David as a great friend and mentor. He is an inspiration to us all. We wish David and his family the best during this difficult time.”
On September 10, 2019, the Company’s board of directors elected its lead independent director, J. Knox Singleton, to serve as independent Chairman. Mr. Singleton retired in 2018 as CEO of Inova Health System and has been a long-standing board member of Healthcare Realty, serving most recently as chair of the compensation committee. From the board’s perspective, Mr. Singleton added, “David built a phenomenal company, and over the last few years, he led a thoughtful management transition and refresh of our board. We are well prepared to continue the strategy and extend the success that David started.”

Additional information regarding the Company can be found at www.healthcarerealty.com.  Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2018 under the heading "Risk Factors," and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims any obligation to update forward-looking statements.

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